VOCUS, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Vocus, Inc., a Delaware corporation (the “Company”), hereby certifies that:

A. The Fifth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of capital stock that the Company shall have the authority to issue at 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

B. The Certificate of Incorporation expressly vests the Board of Directors of the Company (the “Board of Directors”) with authority from time to time to provide by resolution or resolutions for the issuance of shares of the undesignated Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers thereof, and such of the designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

C. Pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on February 23, 2012, adopted resolutions establishing a series of undesignated Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this series of Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation; Number of Shares.

The designation of the series of Preferred Stock shall be “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”). The number of authorized shares of Series A Convertible Preferred Stock shall be one million (1,000,000). Unless otherwise indicated, references to “Sections” or “Subsections” in this Certificate of Designation refer to sections and subsections of this Certificate of Designation.

Section 2. Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Available Cash” means the cash, cash equivalents and short-term investments of the Company and its subsidiaries in excess of $5,000,000.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required by law to close.

“By-Laws” means the Company’s Amended and Restated By-Laws, as in effect on the date of this Certificate of Designation and as subsequently duly amended or restated.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock in the Company and any rights, warrants or options to acquire an equity interest in the Company.

“Certificate of Incorporation” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as in effect on the date of this Certificate of Designation and as subsequently duly amended or restated.

“Common Share Equivalents” means securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, shares of Common Stock.

“Common Stock” means the common stock, $0.01 par value per share, of the Company or any other Capital Stock into which such shares of common stock shall be reclassified or changed.

“Common Stock Transfer Agent” has the meaning set forth in Section 6(c) hereof.

“Company” means Vocus, Inc., a Delaware corporation, and its successors and assigns.

“Company’s Organizational Documents” means the Certificate of Incorporation, this Certificate of Designation, any other certificate of designations that becomes part of the Certificate of Incorporation after the date of this Certificate of Designation, and the By-Laws.

“Conversion Number” has the meaning set forth in Section 6(a) hereof.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock.

“Conversion Value” means, in the case of any Liquidation Event, for each share of Series A Convertible Preferred Stock outstanding, the amount that would be payable to the holder thereof upon the consummation of such Liquidation Event if such shares of Series A Convertible Preferred Stock were converted into the number of Conversion Shares into which such share of Series A Convertible Preferred Stock may be converted immediately prior to the consummation of such Liquidation Event.

“Converted Shares” has the meaning set forth in Section 6(b).

“Converting Shares” has the meaning set forth in Section 6(b).

“Covered Persons” has the meaning set forth in Section 13.

“Director Cessation Date” means the first date following the Issue Date on which the aggregate number of shares of Common Stock into which the then outstanding shares of Series A Convertible Preferred Stock are then convertible represent less than five percent (5%) of the sum of (i) the aggregate number of shares of Common Stock then outstanding plus (ii) the aggregate number of shares of Common Stock into which the then outstanding shares of Series A Convertible Preferred Stock are then convertible.

“Escrow Agent” has the meaning set forth in Section 3(c) hereof.

“Excluded Opportunity” has the meaning set forth in Section 13.

“Holders” means the record holders of the shares of Series A Convertible Preferred Stock, as shown on the books and records of the Company.

“Issue Date” means the date on which the Company issues the first share of Series A Convertible Preferred Stock.

“Liquidation Event” means each of the following events, unless the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock elect otherwise by written notice sent to the Company at least ten (10) days prior to the effective date of any such event:

(i) any merger or consolidation in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, in each case except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power or value, of the capital stock of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the ultimate parent entity of such surviving or resulting entity;

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a subsidiary of the Company in which the Company owns, directly or indirectly, at least 80% of the outstanding capital stock, membership interests or other equity interests;

(iii) any acquisition of shares representing a majority of the voting power or value of the Company’s Capital Stock by a single Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

(iv) the liquidation, dissolution or winding up of the Company.

“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Market Price” means (i) if traded on a securities exchange, the average of the closing prices of the Common Stock on such securities exchange over the 30-day period ending three days prior to the date of determination; (ii) if actively traded over-the-counter, the average of the closing bid prices of the Common Stock over the 30-day period ending three days prior to the date of determination; or (iii) if there is no active public market, the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors.

“Maximum Number” has the meaning set forth in Section 3(a) hereof.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Redemption Date” has the meaning set forth in Section 3(a) hereof.

“Redemption Notice” has the meaning set forth in Section 3(a) hereof.

“Series A Convertible Preferred Stock” has the meaning set forth in Section 1 hereof.

“Series A Director” means each individual elected by the Holders to serve as a member of the Board of Directors pursuant to the terms and subject to the conditions of Section 8 hereof.

“Stated Value” means for each share of Series A Convertible Preferred Stock, $77.30 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalizations affecting the Series A Convertible Preferred Stock), reduced by the aggregate amount of cash dividends or other cash distributions previously paid with respect to such share of Series A Convertible Preferred Stock pursuant to Section 4 of this Certificate of Designation.

“Transfer Agent” means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series A Convertible Preferred Stock or, if no entity has been so designated to act in such capacity, the Company.

Section 3. Redemption

(a) On the fifth anniversary of the Issue Date (such date, the “Redemption Date”), the Company shall redeem, out of the assets of the Company legally available for distribution (including all Available Cash), each issued and outstanding share of Series A Convertible Preferred Stock for the Stated Value per share as of the actual date of redemption pursuant to the procedures set forth in Section 3(b) hereof. If on the Redemption Date the Company’s Available Cash is insufficient to redeem, or applicable Delaware corporate law prevents the Company from redeeming, all shares of Series A Convertible Preferred Stock for the aggregate amount of the redemption price set forth in the preceding sentence, the Company shall redeem from the holders of Series A Convertible Preferred Stock the maximum number of shares that it may redeem from its Available Cash or consistent with such law, as applicable (the “Maximum Number”), ratably in proportion to the respective number of shares that otherwise would have been redeemed from such holders if all outstanding shares of Series A Convertible Preferred Stock had been redeemed in full. At any time thereafter when additional Available Cash becomes available to redeem any remaining shares of Series A Convertible Preferred Stock, the Company shall immediately use such funds to redeem additional shares of Series A Convertible Preferred Stock that the Company was obligated to redeem on the Redemption Date (but that it has not yet redeemed) at the then Stated Value per share.

(b) Redemption Notice. The Company shall send written notice of the redemption (the “Redemption Notice”) to each Holder of record of Series A Convertible Preferred Stock not less than 40 days prior to the Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Series A Convertible Preferred Stock held by the Holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Stated Value;

(iii) the date upon which the Holder’s right to convert such shares terminates;

(iv) whether the Company will use the procedures set forth in Section 3(c) to redeem such shares; and

(v) that the Holder is to surrender to the Company or the Escrow Agent in accordance with Section 3(c), as applicable, in the manner and at the place designated, such Holder’s certificate or certificates representing the shares of Series A Convertible Preferred Stock to be redeemed.

(c) If on or before the Redemption Date the Company (i) deposits with American Stock Transfer & Trust Company or another independent payment agent (the “Escrow Agent”) by wire transfer of immediately available funds an amount equal to the product of (1) the lesser of (A) the number of shares of Series A Convertible Preferred Stock then outstanding or (B) the Maximum Number, times (2) the then Stated Value per share, and (ii) delivers to the Escrow Agent the irrevocable instructions described in this Section 3(c), then the Company is authorized (upon compliance with any applicable provisions of the laws of Delaware) to permanently retire or cancel the lesser of (A) all of the shares of Series A Convertible Preferred Stock that are outstanding as of the Redemption Date or (B) the Maximum Number, such that all rights of the Holders with respect to such shares to be so redeemed shall immediately terminate, except the right to receive the Stated Value per share. The irrevocable instructions to be provided to Escrow Agent shall irrevocably instruct the Escrow Agent to pay the Stated Value per share to each Holder that transfers and surrenders to the Escrow Agent the certificate(s) representing shares of Series A Convertible Preferred Stock to be redeemed on the Redemption Date in accordance with the Redemption Notice (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) and to deliver to such Holder a stock certificate representing any shares of Series A Convertible Preferred Stock represented by such certificate(s) not so redeemed, which shall remain outstanding until redeemed in accordance with Section 3(a) (or earlier converted into shares of Common Stock), with such transfer procedures as the Escrow Agent shall reasonably establish. Nothing in this Section 3 shall limit the right of a Holder to convert, prior to the Redemption Date, all or any of its shares of Series A Convertible Preferred Stock into shares of Common Stock pursuant to the provisions of Section 6 or to receive the Liquidation Preference if any Liquidation Event occurs prior to the Redemption Date.

Section 4. Dividends.

The Company shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable solely in additional shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Designation) the Holders simultaneously receive a dividend on each outstanding share of Series A Convertible Preferred Stock in the same form as that payable to the holders of shares of Common Stock and in an amount equal to that dividend per share of Series A Convertible Preferred Stock as would equal the product of the dividend payable on each share of Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of one share of Series A Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

Section 5. Liquidation Events.

(a) Preferential Payments to Holders of Series A Convertible Preferred Stock. Upon any Liquidation Event, each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, on account of each share of Series A Convertible Preferred Stock held by such Holder, prior to the holders of any class or series of Common Stock or any other Capital Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value at that time or (ii) the Conversion Value (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Preference”). If upon any such Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Convertible Preferred Stock the full amount to which they shall be entitled under this Section 5(a), the holders of shares of Series A Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Liquidation Event.

(i) The Company shall not have the power to effect a Liquidation Event referred to in clause (i)(A) of the definition of Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with the Certificate of Incorporation (including Section 5(a) of this Certificate of Designation).

(ii) In the event of a Liquidation Event referred to in clauses (i)(B), (ii), (iii) or (iv) of the definition of Liquidation Event, if the Company does not effect a dissolution of the Company under the Delaware General Corporation Law within 90 days after such Liquidation Event, then (A) the Company shall send a written notice to each holder of Series A Convertible Preferred Stock no later than the 90th day after the Liquidation Event advising such holders of their rights (and the requirements to be met to secure such rights) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series A Convertible Preferred Stock, and (b) if the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock so request in a written instrument delivered to the Company not later than 120 days after such Liquidation Event or, if later, 30 days after receipt of the notice required by clause (A) of this sentence, the Company shall use the consideration received by the Company for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Company (the “Available Proceeds”), on the 150th day after such Liquidation Event, to redeem all outstanding shares of Series A Convertible Preferred Stock at a price per share equal to the Liquidation Preference. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Convertible Preferred Stock, the Company shall ratably redeem each holder’s shares of Series A Convertible Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 3 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Convertible Preferred Stock pursuant to this Section 5(b)(ii). After the Liquidation Event but prior to the distribution or redemption provided for in this Section 5(b)(ii), the Company shall not expend or dissipate the consideration received for such Liquidation Event or any of its other assets, except to discharge expenses incurred in connection with such Liquidation Event.

(c) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Company upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity.

(d) Allocation of Escrow. In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the definitive transaction agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with the Certificate of Incorporation (including Section 5(a) of this Certificate of Designation) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with the Certificate of Incorporation (including Section 5(a) of this Certificate of Designation) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

Section 6. Conversion.

(a) Right to Convert. Each Holder shall have the right, at any time and from time to time, and without the payment of additional consideration therefor, upon the delivery of a written notice to the Company, to convert any share of Series A Convertible Preferred Stock held by it into that number of fully paid and nonassessable shares of Common Stock equal to the Conversion Number at the time in effect. Any Holder may convert all or less than all of the shares of Series A Convertible Preferred Stock held by it at any time. Any Holder’s conversion of shares of Series A Convertible Preferred Stock under this Section 6(a) shall not be effective unless such Holder has also complied with the provisions set forth in Section 6(b) hereof at the time of delivery of its aforesaid written notice to the Company. The “Conversion Number” per share of Series A Convertible Preferred Stock shall initially be 3.0256 with respect to conversions occurring on or prior to the Redemption Date, and 3.3282 with respect to conversions occurring after the Redemption Date; provided, however, that the Conversion Number in effect from time to time shall be subject to all adjustments and limitations as provided herein.

(b) Conversion Procedures. Each conversion of shares of Series A Convertible Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of Series A Convertible Preferred Stock to be converted (the “Converting Shares”) at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the Holders of the Series A Convertible Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (ii) giving the name(s) (with addresses) and denominations in which the Converted Shares should either be registered with the Company’s transfer agent and registrar for the Common Stock (the “Common Stock Transfer Agent”) on its records in book-entry form under The Direct Registration System or certificated, and, in either case, instructions for the delivery of a statement evidencing book-entry ownership of the Converted Shares or the certificates evidencing the Converted Shares. Upon receipt of the notice described in the first sentence of this Section 6(b), together with the certificate(s) evidencing the Converting Shares, the Company shall be obligated to, and shall, cause to be issued and delivered in accordance with such instructions, as applicable, either (x) a statement from the Common Stock Transfer Agent evidencing ownership of the Converted Shares, registered in the name of the Holder or its designee on the Common Stock Transfer Agent’s records in book-entry form under The Direct Registration System or (y) certificate(s) evidencing the Converted Shares and, if applicable, a certificate representing any shares which were represented by the certificate(s) surrendered to the Company in connection with such conversion but which were not Converting Shares and, therefore, were not converted. All or some Converted Shares so issued whether in book entry form under the Direct Registration System or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Company unless a later date has been specified by such Holder in such notice, and at such time the rights of the Holder of such Converting Shares as such a Holder shall cease, and the Person(s) in whose name or names the Converted Shares are to be issued either in book-entry form or certificated form, as applicable, upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

(c) Effect of Conversion. Upon the issuance of the Converted Shares in accordance with Section 6, such shares shall be duly authorized, validly issued, fully paid and non-assessable.

(d) Adjustments for Common Stock Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Number then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Number then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (as applicable) plus the number of shares of Common Stock issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (as applicable). To the extent an adjustment is made in respect of the foregoing pursuant to Section 6(e) or the Holder actually receives the dividend or other distribution to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 6(d).

(e) Conversion Number Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

(i) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Share Equivalents, without payment of any consideration by such holder for additional Common Share Equivalents (including the additional Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Number then in effect shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of such Series A Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time is decreased by a combination, consolidation, reclassification or reverse stock split of the outstanding shares of Common Stock or other similar event, then, following the record date of such combination, the Conversion Number then in effect shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of such Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Company to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Number then in effect and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Mergers and Other Reorganizations. Subject to the provisions of Section 5, if at any time or from time to time there shall be a reorganization, recapitalization, reclassification of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or merger or consolidation of the Company with or into another entity or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of and as a condition to the effectiveness of such reorganization, recapitalization, reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of Capital Stock or other securities or property, if any, of the Company or of the successor entity resulting from such reorganization, recapitalization, reclassification, merger, consolidation or sale, to which a holder of Common Stock would have been entitled in connection with such reorganization, recapitalization, reclassification, merger, consolidation or sale. In any such case, appropriate provision shall be made with respect to the rights of the Holders after the reorganization, recapitalization, reclassification, merger, consolidation or sale to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustment of the Conversion Number and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of Capital Stock, securities or property to be deliverable thereafter upon the conversion of the Series A Convertible Preferred Stock.

(h) Notices of Record Date. In the event (i) the Company fixes a record date to determine the holders of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Common Stock of the Company, any Liquidation Event or other merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder at least twenty (20) days prior to the record date or effective date for the event specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (b) the date on which any such reorganization, reclassification, recapitalization, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, dissolution, liquidation or winding up, and the amount per share and character of such exchange applicable to the Series A Convertible Preferred Stock and the Common Stock.

(i) No Impairment. The Company will not, by amendment of its Certificate of Incorporation (including without limitation this Certificate of Designation) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(j) Fractional Shares and Certificate as to Adjustments. In lieu of any fractional shares to which a Holder would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock of each Holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Upon the occurrence of each adjustment or readjustment of the Conversion Number of any share of Series A Convertible Preferred Stock pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Number at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of such Holder’s shares of Series A Convertible Preferred Stock. The provisions of Section 6(d), (e), (f) and (g) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock (taking into account the adjustments required by this Section 6), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, in addition to such other remedies as shall be available to the Holders, the Company will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Section 7. Voting Rights.

(a) General. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting) each Holder shall be entitled to notice of any stockholders’ meeting (or action by written consent), and shall be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of Common Stock of the Company, with each such Holder having that number of votes equal to the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock then held by such Holder could be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as otherwise required by law, holders of Series A Convertible Preferred Stock and holders of Common Stock and other Capital Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters upon which holders of the Common Stock and other Capital Stock are entitled to vote.

(b) Voting With Respect to Certain Matters. In addition to any other rights provided by law or set forth herein, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Company’s Organizational Documents) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) amend, alter or repeal any provision of the Certificate of Incorporation, this Certificate of Designation or otherwise effect any change to the terms and conditions of the Series A Convertible Preferred Stock (including the number of authorized shares of Series A Convertible Preferred Stock);

(ii) create, or authorize the creation of, or issue or obligate itself to issue any shares of Series A Convertible Preferred Stock in addition to the number of shares of Series A Convertible Preferred Stock authorized hereunder as of the date of filing of this Certificate of Designation;

(iii) reclassify or otherwise cause the conversion or exchange of any shares of Series A Convertible Preferred Stock into shares of Common Stock; or

(iv) pay or declare any dividend or make any distribution on any shares of Common Stock (other than dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock) if, after the payment of any such dividend or distribution, the Company’s Available Cash would be less than the amount needed to redeem all then outstanding shares of Series A Convertible Preferred Stock for the aggregate Stated Value therefor (even if such shares are not then required to be redeemed).

(c) Additional Voting Provisions after the Redemption Date. At any time on or after the Redemption Date, in the event the Company has not redeemed all then outstanding shares of Series A Convertible Preferred Stock for the aggregate Stated Value therefor, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Company’s Organizational Documents, including Section 7(b) hereof) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Convertible Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Convertible Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Convertible Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption;

(ii) (A) reclassify, alter or amend any existing security of the Company that is pari passu with the Series A Convertible Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Convertible Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Company that is junior to the Series A Convertible Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Convertible Preferred Stock in respect of any such right, preference or privilege;

(iii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, unless all proceeds from any such debt security are applied exclusively toward the payment of any unpaid portions of the aggregate then Stated Value in respect of any outstanding shares of Series A Convertible Preferred Stock in accordance with Section 3 hereof;

(iv) liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Liquidation Event or sale of all or any significant portion of the assets of the Company, or consent to any of the foregoing, unless all proceeds from any such transaction are applied exclusively toward the payment of any unpaid portions of the aggregate then Stated Value in respect of any outstanding shares of Series A Convertible Preferred Stock in accordance with Section 3 hereof;

(v) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of Common Stock or Capital Stock other than the Series A Convertible Preferred Stock; or

(vi) purchase or otherwise acquire any assets or business of any Person other than the Company.

Section 8. Board Representation.

From the Issue Date until the Director Cessation Date, the Holders, voting exclusively and as a separate class, shall have the right to elect one Series A Director to the Board of Directors at each meeting of stockholders or pursuant to each consent of the Company’s stockholders for the election of directors. Any director elected as provided in the preceding sentence may be removed with or without cause by, and only by, the affirmative vote of the holders of the then outstanding shares of Series A Convertible Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Convertible Preferred Stock fail to elect a director to fill the directorship for which they are entitled to elect a director, voting exclusively and as a separate class, pursuant to the first sentence of this Section 8, then such directorship shall remain vacant until such time as the holders of the Series A Convertible Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and such directorship may not be filled by stockholders of the Company other than by the holders of the Series A Convertible Preferred Stock, voting exclusively and as a separate class, or by the Board of Directors. For purposes of this Section 8, each share of Series A Convertible Preferred Stock shall be entitled to one vote and any election or removal of the Series A Director shall be subject to the affirmative vote of the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

Section 9. Reissuance of Shares of Series A Convertible Preferred Stock.

Shares of Series A Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) be permanently retired or cancelled and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series A Convertible Preferred Stock by the number of shares that have been so reacquired.

Section 10. Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holders, as applicable, at the facsimile number specified in the register of Holders of Series A Convertible Preferred Stock maintained by the Transfer Agent prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holder, as applicable, at the facsimile number specified in the register of Holders of Series A Convertible Preferred Stock maintained by the Transfer Agent on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder, as applicable, at the address specified in the register of Holders of Series A Convertible Preferred Stock maintained by the Transfer Agent.

Section 11. Waiver; Amendment.

(a) Unless otherwise expressly provided herein, any of the rights, powers, preferences and other terms of this Certificate of Designation, including but not limited to rights to receive notice, may be waived on behalf of all holders of the Series A Convertible Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock.

(b) This Certificate of Designation may be modified or amended only by a written Certificate of Amendment executed by an officer of the Company and approved by the written consent or vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock.

Section 12. Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 13. Excluded Opportunity.

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Series A Director, or (ii) any holder of Series A Convertible Preferred Stock or any partner, member, director, stockholder or employee of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

Section 14. Action without a Meeting.

Notwithstanding anything to the contrary in the Certificate of Incorporation, any action required or permitted by law, the Certificate of Incorporation or this Certificate of Designation to be taken the holders of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (including any actions contemplated by Sections 7(b), 7(c) and 8), may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holders of the then outstanding shares of Series A Convertible Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares were present and voted and shall be delivered to the Company by delivery to its registered office, by hand or by certified mail, return receipt requested, or to the Company’s principal place of business or to the officer of the Company having custody of the minute book.

Section 15. Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of the Series A Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Executive Vice President and Chief Financial Officer this 24th day of February, 2012.

VOCUS, INC.

By: /s/ Stephen Vintz
Name: Stephen Vintz
Title: Executive Vice President and Chief Financial Officer